SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.  20549


Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported): October 15, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

    Colorado                 0-17267                84-1095959
(State or other            (Commission           (I.R.S. Employer
jurisdiction               File Number)          Identification No.)
of incorporation)

  999 18th Street, Suite 1700, Denver, Colorado            80202
(address of principal executive offices)                (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated October 15, 1997, the text of which follows:

     Mallon Resources Corporation (Nasdaq: "MLRC") announced today that it has engaged IBK Capital Corp., a Canadian investment banking firm, to explore strategic alternatives relating to maximizing the value of its 56% interest in Laguna Gold Company, a junior gold company whose shares are listed on The Toronto Stock Exchange. Alternatives being explored include a possible sale of the Company's Laguna stock, a merger of Laguna with another mining company, or other possible transactions involving Laguna. The Company cautioned that no assurances can be given that any such transactions will be arranged, or as to the terms of any arrangements that may be made. The Company noted that in connection with any disposition of its interest in Laguna, the Company may incur a loss on the recovery of its investment, but that pending receipt of offers, no estimate of whether such a loss will be incurred can be made.

     George Mallon, Chairman of the Company, said, "We believe Laguna continues to be a viable junior gold company with valuable properties. However, the relatively low price of gold that has persisted for some months, coupled with the turmoil in the market for junior golds arising from the Bre-X fraud, have combined to significantly depress the market value of Laguna shares, along with the values of all other junior gold stocks. We've concluded that it is in the Company's best long term interest to explore alternatives for our Laguna investment, and to continue to concentrate our efforts on our primary business - the development of our oil and gas properties."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC".


                           Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Mallon Resources Corporation



October 15, 1997           __/s/ Roy K. Ross________________
                            Roy K. Ross, Executive Vice President

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